Exhibit 5.1

[Paul, Hastings, Janofsky & Walker LLP Letterhead]

February 8, 2007	71295.00003

Immtech Pharmaceuticals, Inc.

One North End Avenue

New York, New York 10282

Re:	Immtech Pharmaceuticals, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Immtech Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with (i) the filing by the Company on February 7, 2007 of an abbreviated Registration Statement on Form S-3 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, (the “462(b) Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the offer and sale of up to an additional two hundred thousand (200,000) shares (the “462(b) Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) the filing by the Company with the Commission of a Prospectus Supplement dated February 7, 2007 (the “Prospectus Supplement”) relating to the offer and sale of up to one million two hundred thousand (1,200,000) shares of Common Stock, inclusive of the 462(b) Shares (the “Shares”) pursuant to the Registration Statement on Form S-3 (No. 333-130970) filed with the Commission on January 11, 2006 (the “Registration Statement”) and the 462(b) Registration Statement.

As such counsel and for purposes of our opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including without limitation:

(i)	the 462(b) Registration Statement;
(ii)	the Registration Statement;
(iii)	the Prospectus Supplement;

(iv)           the amended and restated certificate of incorporation of the Company, as amended, certified as of February 6, 2007 by the Secretary of State of the State of Delaware, and the bylaws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof; and

(v)            a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company under the laws of the State of Delaware as of February 6, 2007.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed herein, we have assumed, without independent investigation: (i) the genuineness of all signatures on, and the authority of all persons signing, all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents submitted to us; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true, correct and complete. As to all questions of fact material to this opinion letter, we have relied, without independent investigation, upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon and in reliance on the foregoing, and subject to the limitations, exceptions and qualifications set forth herein, we are of the opinion that the Shares are duly authorized, and when issued, delivered and paid for in the manner set forth in the Registration Statement, the 462(b) Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion letter may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion letter speaks as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus Supplement.

Very truly yours,
/s/ Paul, Hastings, Janofsky & Walker LLP